UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
                                                                  Washington D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BEMAX INC.
(Exact name of registrant as specified in its charter)
Nevada                                   5190                                         46-554081
(State or otherjurisdiction of Organization)      (Primary Standard Industrial Classification Code)         (NumberIRS Employer Identification Number)
____________________________________________________________________________________________________________

625 Silver Oak Drive                                                                                            EastBiz Inc.
Dallas, GA 30132                                                                                              5348 Vegas Dr.
Tel: (770) 401-1809                                                                                       Las Vegas, NV 89108
                                                                                                                    Tel: (702) 871-8678 Fax: (702) 387-3827
(Address and telephone number of registrant's executive office)       (Name, address and telephone number of agent for service)

Copies to:
Law Offices of Carl A. Generes
4358 Shady Bend Drive
Dallas, Texas 75244
Telephone: (214) 352-8674
cgeneres@genereslaw.com

Approximate date of proposed sale to the public: as soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  {X}
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. {  }
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. {  }
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. {  }
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company: in Rule 12b-2 of the Exchange Act (Check one):
Large accelerated filer {  }                                                                                                    Accelerated filer {  }
Non-accelerated filer {  } (Do not check if a smaller reporting company) Smaller reporting company {X}

CALCULATION OF REGISTRATION FEES
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED OFFERING PRICE PER UNIT (2)	PROPOSED AGGREGATE OFFERING AMOUNT	AMOUNT OF REGISTRATION FEE (3)
Common Stock	25,000,000	$0.0345	$862,500	$99.96

(1)  We are registering 25,000,000 shares of our common stock ("Put Shares") that we will put to Kodiak Capital Group, LLC ("Kodiak" or "Selling Shareholder") pursuant to an equity purchase agreement (the "EP Agreement") between Kodiak and the registrant entered into on November 14, 2016. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In the event that the adjustment provisions of the EP Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.
(2)  The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the closing bid price of the common stock of the registrant as reported on the OTCQB on November 16, 2016.
(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

BEMAX INC.
25,000,000 SHARES
COMMON STOCK
This prospectus relates to the resale of up to 25,000,000 shares of our common stock, par value $0.0001 per share, by Kodiak Capital Group, LLC ("Kodiak"), which are Put Shares that we will put to Kodiak pursuant to the Equity Purchase Agreement (the "EP Agreement"). Kodiak may also be referred to in this document as the Selling Shareholder.
The EP Agreement with Kodiak provides that Kodiak is committed to purchase up to $2.5 million of our common stock. We may draw on the facility from time to time by giving notice to Kodiak ("Put Notice"), as and when we determine appropriate in accordance with the terms and conditions of the EP Agreement.
Kodiak is an "underwriter" within the meaning of the Securities Act in connection with the resale of our common stock under the EP Agreement.  No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.  This offering will terminate 12 months after the registration statement to which this prospectus is made a part is declared effective by the SEC. Kodiak will pay us 80% of the lowest closing price of our common stock for the two trading days immediately following the closing date associated with the applicable Put Notice.
We will not receive any proceeds from the sale of these shares of common stock offered by Selling Shareholder.  However, we will receive proceeds from the sale of our Put Shares under the EP Agreement.  The proceeds will be used for general administrative expense, inventory, and expansion of e-commerce marketing.
We will bear all costs associated with this registration statement.
Our common stock is quoted on the OTCBB under the symbol "BMXC."  The shares of our common stock registered hereunder are being offered for sale by the Selling Shareholder at prices quoted on the OTCQB. On November 16, 2016, the closing price of our common stock was $0.0699 per share. The market price of our common stock may fluctuate based on the demand for our common stock, our financial position, results of operations, the market for our products and other factors.
At one time we were a shell company. As of the filing date of this prospectus, we are no longer considered a shell company.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE RISK FACTORS IN THIS PROSPECTUS BEGINNING ON PAGE 10 FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information from that contained in this prospectus. Kodiak is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.
We will receive no proceeds from the sale of the shares of common stock sold by Kodiak.  However, we will receive proceeds from the sale of the Put Shares sold to Kodiak.

The Date of This Prospectus Is: November___, 2016

PART I: INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY
You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this Prospectus. In this Prospectus, unless the context otherwise denotes, references to "we," "us," "our" and "Company" refer to "Bemax, Inc."

We operate in the business of distribution and exporting of disposable baby diapers from the US, Canada, China to Europe and Africa. We are a start-up, Development Stage Company. We are a company with limited revenues and operations; we have minimal assets and have incurred losses since inception.
Our principal office is located in 625 Silver Oak Drive, Dallas GA 30132. Our telephone number is (770) 401-1809. We were incorporated on November 28, 2012 under the laws of the state of Nevada. Our registered agent for service of process is EastBiz, Inc., located at 5348 Vegas Dr., Las Vegas, NV 89108.Our fiscal year end is May 31.
As discussed more fully in this Prospectus, as well as in our financial statements herein, we have incurred recurring losses from operations. For the year ended May 31, 2016, we incurred a net loss of ($163,171).
Our Common Stock is traded on OTCBB; Investors can find quotes and market information for the Company at www.otcmarkets.com under the ticker symbol "BMXC"
On November 14, 2016 we entered into the EP Agreement with Kodiak Capital Group, LLC a Delaware limited liability company ("Kodiak"). Pursuant to the terms of the EP Agreement, Kodiak is committed to purchase up to Two Million Five Hundred Thousand ($2,500,000) Dollars of our common stock over a period of up to twelve (12) months.
In connection with the EP Agreement, we also entered into a registration rights agreement (the "Registration Rights Agreement") with Kodiak. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission ("SEC") covering 25,000,000 shares of our common stock underlying the EP Agreement within 90 days after the closing of the EP Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement become effective within five business days after receiving notice from the SEC that the registration statement may be declared effective and to maintain the effectiveness of such registration statement until termination of the EP Agreement.

THE OFFERING

Common stock offered by Selling Shareholder	25,000,000 shares of common stock.
Common stock outstanding before the offering	260,000,000 shares of common stock
Common stock outstanding after the offering	285,000,000 shares of common stock.
Use of proceeds
We will not receive any proceeds from the sale of the Put Shares by the Selling Shareholder. However, we will receive proceeds from the sale of the Put Shares to Kodiak pursuant to the EP Agreement. The Proceeds received under the EP Agreement will be used for payment of general corporate and operating expenses

OTCBB Trading Symbol	BMXC
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" beginning on page 10.

Selected financial data
The following financial information summarizes the more complete historical financial information at the end of this Prospectus.
As of May 31, 2016 (Audited)
Balance Sheet Total Assets Total Liabilities Shareholders' Equity	$	$ $ $		488,860 1,075,348 (586,488)
Period from November 28, 2012(date of inception) to May 31, 2016 (Audited)
Income Statement Total Revenue Costs of Goods Sold Total Expenses Accumulated Deficit	$	$ $ $ $		538,738 1,086,390 101,589 (649,241)

RISK FACTORS
An investment in our common stock involves an exceptional high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our common stock. YOU SHOULD NOT INVEST IN OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.
The proceeds of the sale of the Put Shares to Kodiak may be insufficient to achieve needed funds. We may need to obtain additional financing which may not be available.
We have limited business operations. We need the proceeds from the sale of the Put Shares for inventory and operating expenses. These proceeds will enable us, to begin the process of negotiating and leasing a warehouse to store disposable baby diapers for effective distribution to online customers and retailers. It will also enable us to initiate the improvement of our website, begin negotiating with potential wholesale buyers of disposable baby diapers in England and the emerging African markets, initiate the development of our marketing plans and initiate the development of marketing and support material such as brochures, flyers and catalogues. We may need additional funds to complete further development of our business plan to achieve a sustainable sales level where ongoing operations can be funded out of revenues. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us.
There is substantial doubt as to whether we will continue operations. If we discontinue operations, you will likely lose your investment.
We were incorporated on November 28, 2012 and we have limited operating history upon which an evaluation of our future success or failure can be made. Our accumulative deficit since inception is $649,241.These factors raise substantial doubt regarding the ability of our business to continue as a going concern. We anticipate that we will incur increased expenses without realizing enough revenues. We therefore expect to incur significant losses in the foreseeable future. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to find enough buyers of disposable baby diapers in Europe and South and East Africa and earn profits from exporting disposable baby diapers. We cannot guarantee that we will be successful in generating revenues and profits in the future. Failure to generate revenues and profits will cause us to suspend or cease operations. If this happens, you will likely lose all of your investment.

As shown in the financial statements accompanying this Prospectus, the Company has had limited revenues to date and has incurred losses since its inception. The Company has been issued a "going concern" opinion from our accountants, based upon the Company's reliance upon the sale of our common stock as the sole source of funds for our future operations.

We may encounter substantial competition in our business and our failure to compete may adversely affect our ability to generate revenue.

The disposable baby diapers market is a highly competitive industry currently occupied by extremely large companies. These companies have far greater financial and other resources than we do and already occupy segments of the disposable baby diapers market. In order to successfully penetrate this industry, the disposable baby diapers we distribute and export will have to be of high quality and produce the performance and durability results anticipated by management and sell at a price or prices that will enable it to effectively compete and gain entrance into this market.

Our Dependence on Third Party Manufacturers of the disposable baby diapers we Sell Could Delay Shipment of Our Products and Reduce Our Sales.

We depend on third parties for the manufacturing and shipment of the disposable baby diapers that we sell. Our reliance on third-party manufacturer reduces our ability to control pricing and timing of delivery. Specifically, we depend on third party manufacturers for our Mother's Choice and Mother's Touch private label disposable baby diapers. Any interruption of supply for any of the private label baby diapers we distribute could significantly delay the shipment of products and have a material adverse effect on our revenues, profitability and financial condition.

Our business can be affected by currency rate fluctuation.
If the Euro or South African Rand decline against the US Dollar, the price for disposable baby diapers will become very high for European and African purchasers and they may switch to other suppliers of disposable baby diapers.

Our continued operations depends on the market's acceptance of the disposable baby diaper brand or brands we will sell. If the market does not find our products desirable and we cannot establish a customer base, we may not be able to generate revenues which will likely result in a failure of our business and a total loss of your investment in our shares.

The ability to offer disposable baby diapers brand or brands that the market accepts and is willing to purchase is critically important to our success. We cannot be certain that the disposable baby diapers brand or brands we will sell will be accepted by the marketplace. As a result, there may not be demand for the disposable baby diapers we distribute and our revenue stream could be limited and we may never realize any revenues. In addition, there are no assurances that the Company will generate revenues in the future even if we alter our product and marketing efforts and pursue alternative or complementing revenue generating services in the future.

Because we will export our product overseas, we can be affected by disruptions in delivery.
We export disposable baby diapers to Europe and Africa. Because we export disposable baby diapers and deliver them directly to our customers, we believe that disruptions in shipping deliveries may affect us. Deliveries of disposable baby diapers to our customers may be disrupted through factors such as:
(1) raw material shortages, work stoppages, strikes and political unrest;
(2) problems with ocean shipping, including work stoppages and shipping container shortages;
(3) increased inspections of import shipments or other factors causing delays in shipments; and
(4) economic crises, international disputes and wars.

Because our sole officer and director owns 70.48% of our outstanding common stock, she will make and control corporate decisions that may be disadvantageous to minority shareholders.
Upon completion of this offering, Ms. Aimasiko our sole officer and director, will own 70.48% of the outstanding shares of our common stock. Accordingly, she will have significant influence in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Ms. Aimasiko may differ from the interests of the other shareholders and may result in corporate decisions that are disadvantageous to other shareholders.

We may in the future issue additional shares of common stock, which would reduce investors' percent of ownership and may dilute our share value.
Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, par value $0.0001 per share, of which 260,000,000 shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Because our sole officer and director has other business interests, she may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.
Our sole officer and director, Taiwo Aimasiko, will only be devoting limited time to our operations. Ms. Aimasiko intends to devote 50% of her business time to our affairs. Because our sole officer and director will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to her. As a result, operations may be periodically interrupted or suspended which could result in a lack of revenues and a possible cessation of operations. It is possible that the demands on Taiwo Aimasiko from her other obligations could increase with the result that she would no longer be able to devote sufficient time to the management of our business. In addition, Ms. Aimasiko may not possess sufficient time for our business if the demands of managing our business increase substantially beyond current levels.
Because we have only one officer and director who has no formal training in finance, accounting and management, who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations which could result in fines, penalties and assessments against us.
We have only one officer and director. She has no formal training in finance, accounting and management; however, she is responsible for our managerial and organizational structure, which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. While Ms.  Aimasiko does not have certified training in financial or accounting matters; she has reviewed the audited financial statements included in this Prospectus. When the disclosure and accounting controls referred to above are implemented, she will be responsible for the administration of them. Should she not have sufficient experience, she may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment; however, because of the small size of our expected operations, we believe that she will be able to monitor the controls she will have created and will be accurate in assembling and providing information to investors.
Ms. Taiwo Aimasiko, our sole officer and director, has very little experience in the disposable baby diapers business. Ms. Aimasiko has limited experience of importing or exporting disposable baby diapers or any other product on a commercial basis for resale. Her very limited experience in the disposable baby diaper business could have serious adverse consequences on the Company's business. As a result, we may not be able to operate successfully as a company and you may lose your entire investment

If Taiwo Aimasiko, our sole officer and director, should resign or die, we will not have a chief executive officer that could result in termination of our operations. If that should occur, you will likely lose your investment.
We depend on the services of our sole officer and director, Taiwo Aimasiko, for the future success of our business. The loss of the services of Ms. Aimasiko will likely have an adverse effect on our business, financial condition and results of operations. If she should resign or die we will not have a chief executive officer. If that should occur, until we find another person to act as our chief executive officer, our operations could be suspended. In that event, you will likely lose your entire investment.
Risk Factors Relating to Our Common Stock:
Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been "thinly-traded" on the OTCQB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. In addition, due to the current trading price range of our common stock many broker/dealers will not agree to honor sell orders or clear trades in our common stock. In this case, shareholders may be required to open a new brokerage account with one of the broker/dealers that is willing to honor sell orders in our common stock. There can be no assurance that such a broker/dealer would not impose higher commission rates on such sell orders than might be customary for more actively traded stocks trading in higher price ranges. It is also possible that the number of buyers in the market for our common stock could be reduced if a potential investor expects that the effort to sell shares of our common stock is too cumbersome.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

We have not paid dividends and we do not expect to pay them in the foreseeable future.
We have never paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock at any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. Since we do not anticipate paying cash dividends on our common stock, return on your investment, if any, will depend solely on an increase, if any, in the market value of our common stock.

Our shares of common stock are subject to the "penny stock" rules of the Securities and Exchange Commission ("SEC") and the trading market in our securities will be limited, which will make transactions in our stock cumbersome and may reduce the value of an investment in our stock.
The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, and shareholders may have difficulty in selling their shares.
We are registering an aggregate of 25,000,000 shares of common stock that could be issued under an equity purchase agreement arrangement with Kodiak Capital Group, LLC. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 25,000,000 shares of common stock under this registration statement covering shares of our common stock that may be issued under an Equity Purchase Agreement with Kodiak Capital Group, LLC ("Kodiak"). The resale of the shares of common stock by Kodiak into the public market will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

Our issuance of additional common stock in exchange for services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

Our board of directors may, from time to time, approve the issuance of shares of common stock to pay for debt or services, without further approval by our Shareholders based upon such factors as our board may deem relevant at that time. As of November14, 2016, we had approximately $302,000 face amount of convertible debt outstanding. This debt, if not prepaid within 180 days after the date of the convertible note is convertible into shares of our common stock at a discount from the contractually defined trading price of our stock over a defined stock price measurement period which precedes the date of conversion. It is possible that we will issue additional securities to pay for services and reduce debt in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.

This Prospectus contains forward-looking statements about the Company's business, financial condition, and prospects that reflect Company management's assumptions and beliefs based on information currently available. We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of the Company assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within the Company's control and that may have a direct bearing on operating results include, but are not limited to, acceptance of our product, effectiveness of our marketing, our ability to attract and management's ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which the Company functions.

There may be other risks and circumstances that management may be unable to predict to sustain operations. When used in this Prospectus, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

USE OF PROCEEDS
We will not receive any proceeds from the sale of the Put Shares by the Selling Shareholder. However, we will receive proceeds from the sale of the Put Shares sold to Kodiak pursuant to the EP Agreement. The proceeds received from any Put Shares sold to Kodiak under the EP Agreement will be used for payment of general corporate and operating expenses.

SELLING SHAREHOLDER
We are registering for resale shares of our common stock that are issued and outstanding held by the Selling Shareholder identified below. The following table sets forth:
●	the name of the Selling Shareholder,

●	the number of shares of our common stock that the Selling Shareholder beneficially owned prior to the offering for resale of the shares under this
Prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the Selling Shareholder under this Prospectus, and

●	the number and percentage of shares of our common stock to be beneficially owned by the Selling Shareholder after the offering of the shares (assuming all of the offered shares are sold by the Selling Shareholder).
The Selling Shareholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the Selling Shareholder had a material relationship with us.

The Selling Shareholder is neither a broker-dealer nor an affiliate of a broker-dealer.  The Selling Shareholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.
The Selling Shareholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Shareholder will sell all of the shares offered for sale. A Selling Shareholder is under no obligation, however, to sell any shares pursuant to this Prospectus.
The Selling Shareholder will not assign its obligations under the EP Agreement.
Name           Total  number            Percentage of                  Number of             Percentage of
                      shares owned            shares owned                  shares being          shares owned
                     prior to offering         prior to offering                 offered                 after the offering
                                                                                                                                       assuming all of
                                                                                                                                       shares are sold in
                                                                                                                                       the offering (1)

Kodiak 0 0 25,000,000 0% Capital Group, llc

(1)	The number assumes the Selling Shareholder sells all of its shares offered pursuant to this Prospectus.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The Selling Shareholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of our shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholder may use any one or more of the following methods when selling shares:

●        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction

●       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●       an exchange distribution in accordance with the rules of the applicable exchange;
●       privately negotiated transactions;
●       short sales after this registration statement becomes effective;
●       broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●       through the writing of options on the shares;
●       a combination of any such methods of sale; and
●       any other method permitted pursuant to applicable law. ny one or more of the following methods when selling shares:

According to the terms of the EP Agreement, neither Kodiak nor any affiliate of Kodiak acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

The Selling Shareholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers.  Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.  Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk.  It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.  The Selling Shareholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the Selling Shareholders.  In addition, the Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus are "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
Discounts, concessions, commissions and similar Selling expenses, if any, attributable to the sale of shares will be borne by a Selling Shareholder.  The Selling Shareholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.
We are required to pay all fees and expenses incident to the registration of the Put Shares of common stock.  Otherwise, all discounts, commissions or fees incurred in connection with the sale of our common stock offered hereby will be paid by the Selling Shareholder.
The Selling Shareholder acquired the Put Shares offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by the Selling Shareholder.  We will file a supplement to this prospectus if the Selling Shareholder enters into a material arrangement with a broker-dealer for sale of common stock being registered.
If the Selling Shareholder uses this prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the Selling Shareholder Sales Pursuant to Rule 144
Any shares of common stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

State Securities Laws
Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

 MARKET FOR OUR COMMON STOCK
Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol "BMXC".  There is a limited public market for our common shares.
Our common stock became eligible for quotation on the OTC Bulletin Board on March 18, 2015.  As of November 16, 2016, only a minimal amount of shares have traded on the OTCBB and the market price for our common shares on that date is $0.0699 per share.
Dividend Policy
We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.
Share Purchase Warrants
We have not issued and do not have outstanding any warrants to purchase shares of our common stock.
Options
We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities
As of November 16, 2016, we had approximately $302,000 of convertible promissory notes with interest rates ranging from 8% to 10%. The notes are generally convertible at the option of the holder into shares of our common stock at a discounted price per share of 48% of the trading price of our common stock over a defined number of trading days prior to the date of conversion, or valuation date, if applicable.

Interests of Named Experts and Counsel
The legality of the shares offered under this registration statement is being passed upon by Law Office of Carl A Generes.  The financial statements included in this prospectus and the registration statement has been audited by George Stewart, CPA, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

BUSINESS
General
We were incorporated in the State of Nevada on November 28, 2012. We currently have limited operations. We distribute and export Disposable Baby Diapers from U.S., Canada and Asia and sell them in Europe, South Africa, and the emerging East and West African markets. We have generated limited revenues and the only operation we have engaged in online marketing of the disposable baby diapers we distribute and export. We maintain our statutory registered agent's office at 5348 Vegas Drive, Las Vegas, NV 89108. Our telephone number is 770-401-1809.
We have begun operations and have had limited sales. See our financial statements herein. Our plan of operation is forward-looking and there is no assurance that we will ever achieve our business plan operations. We are a development stage company and it is possible (if not likely) that we will not be able to achieve profitability and will have to cease operations due to the lack of adequate funding.
Product
We export Disposable Baby Diapers from North America to distributors in Europe and emerging African markets. Disposable Baby Diapers have become a widely used alternative disposable material for parents of babies and children not toilet trained. Disposable Baby Diapers is a kind of underwear that allows a baby/child to defecate or urinate in a discreet manner. Diapers are made of synthetic disposable materials. Disposable diapers contain absorbent chemicals and are thrown away after use. Disposable diapers are primarily worn by children who are not yet potty trained or experience bedwetting.  Disposable Baby Diapers are constructed in three layers, an inner layer that sits against a baby's skin is designed to be soft, stay relatively dry, and wick away moisture into the core. The absorbent core is designed to pull moisture in and trap it to keep wetness away from the baby to avoid rashes. The outer layer is waterproof to prevent leaks.

Below is a list of advantages of Disposable Baby Diapers compared to cloth diapers. (Cloth diapers are composed of layers of fabrics such as cotton, hemp, or microfiber and can be washed and reused multiple times)
- Disposable Baby Diapers are ultra-absorbent. The disposable diapers will hold over 3 times their weight in water. The inner layer keep wetness away from the skin, and prevent leaks.
- Convenient and easy to change. Disposable Baby Diapers come with straps attached to the back panel that fasten in front. Disposable diapers have built in ready to use straps made of Velcro that make securing the diapers much easier and quicker. They come in a variety of sizes which fit babies as they grow and mature. Furthermore, disposable diapers are more convenient when travelling and when used in a group setting.
- Color change indicators. Disposable Baby Diapers are not only functional, they include advanced features such as special sizing and coloring for specific gender and age, color indicators to show when the child is wet, and re-attachable Velcro-type closures.

History of Disposable Baby Diapers
The need for a baby diapers dates as far back as the history of mankind (and more realistically), the history of women.  Adam and Eve had a need for a baby diapers, as much as Mr. and Mrs. Smith of today, no matter how pretty the Garden of Eden may have been. Milkweed leaf wraps, animal skins and other creative natural resources were the standard, a far cry from today's disposable diapers. The Egyptians, the Aztecs, the Romans, and many others, who left documentation of their day to day activities, mention their use.  Diaper needs cover all segments of the population, from princesses to beggars. The diaper was one of the very first items that distinguished man from animals!
In some Native American tribes, mothers packed grass under a diaper cover made of rabbit skin, as it was done by the Incas in South America.  In warmer tropical climates, babies were mostly naked and mothers tried to anticipate baby's bowel movements to avoid any mess near the house.  In the American West of the pioneering days, wet diapers were seldom washed – most of the times they just hung by the fireplace to dry and were then used again. As you can imagine, skin rash was a serious problem those days. Mankind learned the ways to reduce the diaper rash only after there was a better understanding of bacteria, viruses, fungi, and able to understand how to kill them, or at least how to control them. So the first babies' diapers were made from diaper fabric, meaning fabric with a repetitive pattern. The first mass made cloth diapers were introduced by Maria Allen in 1887 in the United States.

In 1946, in the United States, a Westport housewife named Marion Donovan invented the "Boater", a waterproof covering for cloth diapers.   Her first model of the disposable diapers was made of shower curtain plastic into which a conventional cloth diaper was inserted. In the 1950's disposable diapers were a "luxury" item then, used only for those special occasions like vacation trips, visits to the parents or the doctor. From the 60′s onwards, disposable diapers evolved quickly as the industry learned the requirements of mothers.  Tissue, was replaced with pulp a decade after the first disposable sanitary napkins arrived in the markets.  Using cellulose fibers instead of paper improved the performance of the diapers.
Since the 1970s, disposable baby diapers technology has continued to evolve and by the 1980's disposable baby diapers consisting of Super Absorbent (SAP), mechanical tapes in the form of Velcro and other types of hook and hoop fasteners were introduced and the disposable baby diapers have performed well to the present day.

Sizes
Disposable diapers range in size from Newborn to Size 6, which accommodates an over 35 lbs child. The normal size weight ranges are: -Up to ten pounds: newborn, 8 to 15 pounds: Size 1-2, 16 to 28 pounds: Size 3, 22 to 27 pounds: Size 4, 27 plus pounds: Size 5, Over 35 pounds: Size 6.

Suppliers of Disposable Baby Diapers
North America producers are leaders in disposable baby diapers manufacturing. There are many manufacturers across North America with different type of disposable baby diapers and services. Disposable baby diapers suppliers can be found by Internet search or through direct contact with disposable diaper manufacturer.
We have not contacted any North American manufactures of disposable baby diapers to produce diapers according to a specific design. We anticipate doing so upon completion of the Put Shares to Kodiak and will negotiate a specific designed diaper according to the requirements of our prospective customers.

Marketing our Product
We market our private label disposable baby diapers in Europe and Africa. Most of Europe and, especially all parts of Africa, experience extremely high cost for disposable baby diapers. As there are few Disposable Baby Diaper manufacturers in Africa, they are mostly imported from other countries. We currently supply our prospective customers with disposable baby diapers from manufacturers in Asia and plan to introduce North America manufacturers where quality is superior. We will request pre-payment from our prospective customers and ask them to provide delivery instructions when they order disposable baby diapers from us. Once the order is completed, and payment is received, we will place an order with the North American supplier of disposable baby diapers and arrange shipping directly to our customer. Prepayment will reduce the amount of cash we will need to have on hand. Also by delivering the product directly to the customer, will eliminate the need for a warehouse facility. It is likely that some of our customers will not be willing to prepay and wait for the product, potentially resulting in a loss of sales for us.  Also it is likely that some of our customers will attempt to circumvent our services by purchasing directly from our suppliers. To discourage this practice, we will attempt to negotiate wholesale discounts with our suppliers so that we can offer our customers a lower price than if they would purchase directly from our suppliers. However, there is no guarantee that we will be able to negotiate such lower prices and we may lose business. In the future, we may establish a warehouse facility in Europe so that we can attract more customers that prefer to inspect and pick up their order at the time of payment. The prices that we will charge our customers for such product will be substantially higher reflecting the added convenience to the customer and the added cost to us.
Ms. Aimasiko personally has engaged in the distribution of disposable baby diapers since 2010 on a very small scale basis. In this connection, she has purchased from China manufacturers disposable baby diapers and sold them through a network of wholesalers, retailers, as well as informal traders and resellers in the UK and South Africa.
We promote our products through online marketing and through our website. We also promote through our President. She discuss our business with her friends and business associates. The marketing and advertising are targeted to mother care product distributors, and wholesalers. We continue to develop and maintain a database of potential customers who may want to buy disposable baby diapers. We follow up with these customers periodically and offer them free samples, presentations and special discounts from time to time.
We market and advertise our business on our website by showing disposable baby diapers advantages over alternative reusable diapers. We intend to attract traffic to our website by a variety of online marketing tactics such as registering with top search engines using selected key words (meta tags) and utilizing link and banner exchange options. We intend to promote our website by displaying it on our promotion materials.
We also plan to attend trade shows in our industry to showcase our business with a view to find new customers.

Revenue
The Company's revenues will be the difference between what we charge our customers for disposable baby diapers and what we pay to the disposable baby diapers suppliers and/or manufacturers. In the case where our customers buy directly from the suppliers and/or manufacturers we will try to negotiate a commission from the sellers. However there is no guarantee that we will receive such commission payment in every case or at all, resulting in loss of profits. The commissions and the spread that we earn will be different each time and negotiated on a case by case basis.
We expect to net approximately ten percent of the total purchase price of any sale to our customers. We may also provide separate but related services for disposable baby diapers buyers such as special packaging, or finding other diaper products. We will charge extra fees for such services.
Competition
Although, there are few suppliers of US made disposable baby diapers located in Europe and even fewer located in Africa at the current time, we expect competition to intensify in the future. Competitors will include companies with substantial customer bases and working history. There can be no assurance that we can maintain a competitive position against current or future competitors, particularly those with greater financial, marketing, service, technical and other resources.
Our failure to maintain a competitive position within the market could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors, and competitive pressures faced by us may have a material adverse effect on our business, financial condition and results of operations.
Licenses and Patents
We have no current plans for any copyright, franchises, concessions, royalty agreements or labor contracts. We will assess the need for any copyright, trademark or patent applications on an ongoing basis.

Employees; Identification of Certain Significant Employees.
We are a development stage company and currently have no employees, other than our sole officer and director, Taiwo Aimasiko. We intend to hire additional employees on an as needed basis.

Offices
Our offices are currently located at 625 Silver Oak, Dallas, GA 30132, where Ms. Aimasiko provides our offices without charge. Our telephone number is 770-401-1809.

Government Regulation
We are not currently subject to direct federal, state or local regulation and we do not believe that government regulation will have a material impact on the way we conduct our business.

       Legal Proceedings
There are no pending or threatened lawsuits against us.

Market for Common Stock and Related Shareholder Matters
Market Information
There is a limited public market for our common shares.  Our common shares are quoted on the OTC Bulletin Board under the symbol "BMXC".  Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may be unrelated to a company's operations or business prospects.  We cannot assure you that there will be a market in the future for our common stock.
OTC Bulletin Board securities are not listed or traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.
Our common stock became eligible for quotation on the OTC Bulletin Board on March 15, 2015.  As of November 15, 2016, only a minimal amount of shares have traded on the OTCQB and the market price for our common stock is $0.0699 per share.

Shareholders of Our Common Shares
As of November 16, 2016, there were approximately 40 holders of record of our common stock.

Rule 144 Shares
A person who has beneficially owned restricted shares of our common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding the sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding the sale, are subject to additional restrictions.  Such person is entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:
•	1% of the total number of securities of the same class then outstanding, which will equal 2,587,500 shares as of the date of this Prospectus; or
•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

Provided , in each case that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales must also comply with the manner of sale and notice provisions of Rule 144.

Stock Option Grants
To date, we have not granted any stock options.
Registration Rights
We have granted registration rights to the Selling Shareholder pursuant to the Registration Rights Agreement.
Dividends
We have never declared or paid any cash dividends on shares of our common or preferred stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
This section of the Prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this Prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.
We are a development stage corporation and have realized limited revenues from our business operations.
Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.
If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely. If we raise the maximum amount, we believe the money will last for more than a year, and also provide funds for growth strategy. If we raise less than the maximum amount and we need more money we will have to revert to obtaining additional financing. Other than as described in this paragraph, we have no other financing plans.

Plan of Operation
Assuming we raise from sales of the Put Shares to Kodiak the $2,500,000, we believe we can satisfy our cash requirements during the next 12 months. We will not be conducting any product research or development; but we will investigate disposable baby diapers brands to determine the brand or brands that will be well received in our target markets. We do not expect to purchase or sell plant or significant equipment. Further we do not expect significant changes in the number of employees. Right now we do not have any employee, other that our sole officer and director, Taiwo Aimasiko, who will serve without compensation until we are able to pay her out of revenues. We intend to concentrate all our efforts on increasing our customer base during the next twelve month period.
Upon completion of the sales of our Put Shares to Kodiak, our specific goal is to profitably sell the disposable baby diapers brand or brands we select. Our plan of operations is as follows:
1.
Once we have completed the offering, we will begin to increase our inventory level. We estimate it will take up to 60 days from the time when we complete our sale of Put  Shares to Kodiak for our inventory to be increased to the level where we can meet the purchase order request of our customers.

2.
We plan to open a warehouse in Dallas, Georgia. We hope to have the warehouse set up for operation in 90 to 120 days after completion of the offering. We believe that it will cost at least $150,000 to set up and obtain the necessary warehouse and office equipment to begin warehouse operations. The proposed warehouse will be set up to primarily take orders and ship products to online customers.  Our sole officer and director, Taiwo Aimasiko, will handle operations from our office in Dallas, Georgia.

After our Dallas warehouse is established, we intend to contact and negotiate with suppliers for distribution and sale of their disposable baby diapers. We will examine product from different suppliers and negotiate their terms and conditions. We have identified manufacturers of disposable baby diapers in the US. We shall be contacting these disposable baby diapers manufacturers to negotiate agreements for supply of their disposable baby diapers products. We hope to accomplish this objective within 30 days upon completion of the offering.
Also, we will negotiate the price and our commission, in case our customers purchase directly from our suppliers through our referral. Based on our preliminary inquiries, we believe we should have a minimum of two agreements negotiated within 30 days of setting up our warehouse. The negotiation of additional agreements with suppliers and the improvement of our website will be ongoing during the life of our operations.

3.
We intend to start negotiation with various disposable baby diapers resellers in Europe and emerging African markets. We plan to attend trade shows and exhibitions in our industry. Marketing is an ongoing matter that will continue during the life of our operations. We also believe that we should begin to see results from our marketing campaigns within 60 days from its initiation, or 90 days after we set up our warehouse.

4.
Once, potential online customers begin to purchase our products, we intend to hire 1 or 2 part-time salespersons with broad knowledge of shipping and receiving of disposable baby diapers. The salesperson's role would also include to find new potential purchasers, and to set up agreements with them to purchase our products.

Results of Operations for the Fiscal Year Ended May 31, 2016 compared to the Fiscal Year Ended May 31, 2015
Revenues
Revenues for the year ended May 31, 2016 totaled $538,738 compared to $0 in revenue for the year ended May 31, 2015.
We anticipate that we may only generate limited revenues in the near future and we will not have enough positive internal operating cash flow until we can generate substantial revenues, which may take the next two years to fully realize. There is no assurance we will achieve profitable operations.
Net Loss
For the year ended May 31, 2016 we incurred net loss of $163,171 compared to $477,081 in net loss for the year ended May 31, 2015.
Expenses
Our total expenses for the year ended May 31 2016 were $72,469 which consisted of general and administrative expenses.
Liquidity and Capital Resources
As at May 31, 2016, we had cash reserves of $115,738 and working capital deficit of $163,171.  As at May 31, 2015, we had cash reserves of $58,137 and working capital deficit of $477,081.
Cash Used in Operating Activities
Net cash used in operating activities was ($150,154) during the fiscal year ended May 31, 2016, compared to $93,476 for the fiscal year ended May 31, 2015.

Cash from Financing Activities
We have funded our business to date primarily from loans from related parties, as well as sales of our common stock.  During the fiscal year ended May 31, 2016, we raised a total of $207,754 in financing activities from convertible notes issued to third parties. During the fiscal year ended May 31, 2015, we raised a total of $58,750 in financing activities from sale of our common stock.
There are no investing activities for the period ended May 31, 2016.

Going Concern
We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities.  For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.
Future Financings
We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations.  Issuances of additional shares will result in dilution to our existing shareholders.  There is no assurance that we will achieve any additional sales of our equity securities or arrange for other financing to fund our planned business activities.
Off-Balance Sheet Arrangements
We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to Shareholders.
We have not attained profitable operations and are dependent upon obtaining financing to pursue marketing and expand distribution activities.  For these reasons, there is substantial doubt that we will be able to continue as a going concern.

Changes In and Disagreements with Accountants
We have had no changes in or disagreements with our accountants.

Available Information
We have filed with the Securities and Exchange Commission a registration statement on Form S-1.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
All directors of our company hold office until the next annual meeting of the Shareholders or until their successors have been elected and qualified.  The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office.  The board of directors has no nominating, auditing or compensation committees.
Our sole director, Taiwo Aimasiko, will serve until her successor is elected and qualified. The name, address, age and position of our present officers and directors are set forth below:
Name	Age	Position(s)
Taiwo Aimasiko 625 Silver Oak Drive Dallas, GA 30132	42	President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole member of the Board of Directors
Ms. Aimasiko has held her offices/positions since inception of our Company and is expected to hold her offices/positions until the next annual meeting of our Shareholders.
Biographical Information and Background of officers and directors
Set forth below is a brief description of the background and business experience of our sole executive officer and director, Taiwo Aimasiko, for the past five years.

Ms. Aimasiko has acted as our sole Officer and Director since our incorporation on November 28, 2012. She graduated with a Bachelor of Accounting from University of Phoenix. After graduation in May, 2009 until present time, Ms. Aimasiko has been working at Kemira Chemicals, a large holding company whose business is involved in many industries such as the wholesale and retail trade, production of goods, oil and gas, development and construction. Ms. Aimasiko has been employed by Kemira Chemicals as an accounting officer. In her current position as staff accountant, her responsibilities includes; analyze and reconcile GRIR (Goods receipt and Invoice receipt); perform month-end close activities, including journal entries, accruals, deferrals, expense allocations, accounting for employee benefits and prepaid insurance policies; prepare and analyze balance sheet account reconciliations and general ledger account analysis; reconcile intercompany AP and AR; assist Accounting Manager in the preparation of required schedules and supplemental information for external and internal audit and taxes.
Except for very limited importing from China and reselling S disposable baby diapers for her personnel account, Ms. Aimasiko has no commercial experience in the Disposable Baby Diaper business or any other business other than as an accountant with Kemira Chemicals.
Ms. Aimasiko intends to devote approximately 50% of her business time to planning and organizing activities for our Company.

Legal Proceedings
During the past ten years, Ms. Aimasiko has not been the subject to any of the following events:
1. Any personal bankruptcy, or any bankruptcy petition filed by or against any business of which Ms. Aimasiko was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.
2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.
3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of   competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ms. Aimasiko involvement in any type of business, securities or banking activities.
4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated

Audit Committee Financial Expert
We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we have limited operations, at the present time, we believe the services of a financial expert are not warranted.

Conflict of Interest
The only conflict that we foresee is that our sole officer and director, Taiwo Aimasiko, will devote time to projects that do not involve us.
EXECUTIVE COMPENSATION
The President of the Company provides management fees and office premises to the Company for a fee of $1,500 per month, the right to which the President has agreed to assign to the Company until such a time as the Company closes on an Equity or Debt financing of not less than $750,000. The assigned rights are valued at $1,000 per month for rent and $500 for executive compensation. A total of $9,000 for donated management fees was charged to Shareholder Loan for the year ended May 31, 2016.

EXECUTIVE OFFICER COMPENSATION TABLE
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compen- sation (US$)	Total (US$)
Taiwo Aimasiko President	2012 2013 2014 2015	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0	0 0 0 0

As of May 31, 2016, there are loans from the majority shareholder and related party totalling $38,236.These loans were made in order to assist in meeting general and administrative expenses. These advances are unsecured, due on demand and carry no interest or collateral.We have no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Compensation of Directors
Our sole director, Taiwo Aimasiko, is not compensated for her services as a director. The Board has not implemented a plan to award options to any director. There are no contractual arrangements with Taiwo Aimasiko.
DIRECTOR'S COMPENSATION TABLE
		Fees Earned or Paid in Cash	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
Taiwo Aimasiko	2012	0	0	0	0	0	0	0
	2013	0	0	0	0	0	0	0
	2014 2015	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Long-Term Incentive Plan Award
We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of the date of this Prospectus, the total number of shares owned beneficially by Aimasiko our sole director, officer and key employee, individually and as a group, and the present owner of 5% or more of our total outstanding shares. The table also reflects what her ownership will be assuming completion of the sale of all 25,000,000 of the Put Shares. The Shareholder, Taiwo Aimasiko, listed below has direct ownership of her shares and possesses sole voting and dispositive power with respect to the shares.
Name and Address Beneficial Owner {1}	Number of Shares Owned Before the Offering	Percentage of Ownership Before the Offering	Number of Shares Issued and Outstanding After Offering	Percentage of Ownership After the Offering
Taiwo Aimasiko 625, Silver Oak Dr, Dallas, GA 30132	200,000,000	77.2%%	283,750,000	70.48%

{1}  Taiwo Aimasiko may be deemed to be a "parent" and "promoter" of our Company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of her direct stock holdings. Ms. Aimasiko is the only "promoter" of our Company.

 Certain Relationships and Related Transactions
During the period ended May 31, 2016 and 2015, advances to the Company from Ms. Aimasiko and another party were $38,236 and $17,336, respectively.  The amounts are unsecured, non-interest bearing and are due when the Company becomes profitable.
The Company may indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent permitted by law, the Articles or these Bylaws, and shall indemnify and advance litigation expenses to its directors, officers, employees and agents to the extent required by law, the Articles or these Bylaws.  The Company's obligations of indemnification, if any, shall be conditioned on the Company receiving prompt notice of the claim and the opportunity to settle and defend the claim.  The Company may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a directors, officer, employee or agent of the Company.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities
Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  We have been informed that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction.  We will then be governed by the court's decision.

Future sales by existing Shareholders
A total of 200,000,000 shares of common stock were issued to our sole officer and director, Taiwo Aimasiko, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing six months after their acquisition. Put Shares purchased from Kodiak will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is a limited public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There are 40 holders of record for our common stock, Taiwo Aimasiko. Ms. Aimasiko is our sole officer and director who owns 200,000,000 restricted shares of our common stock.
DESCRIPTION OF SECURITIES
Common Stock
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share. The holders of our common stock:
- have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
- are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
- do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
- are entitled to one non-cumulative vote per share on all matters on which Shareholders may vote.
All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock that are the subject of this registration statement, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.
Preferred Stock
Currently no preferred shares are authorized. There are currently no preferred shares issued and outstanding.
Non-cumulative voting
Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.  Assuming the sale of all 25,000,000 Put Shares to Kodiak, Taiwo Aimasiko, will own approximately 70.48% of our outstanding shares.

Cash dividends
As of the date of this Prospectus, we have not paid any cash dividends to shareholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.
Anti-takeover provisions
There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.
Reports
 We are not required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-K, 10-Q, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.
You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800- SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.
Stock transfer agent
Our stock transfer agent for our securities is Securities Transfer Corporation., 2901 North Dallas Parkway, Suite 380, Plano, Texas 75093. Its telephone number is (469) 633 - 0101.

LITIGATION
We are not currently a party to any legal proceedings. Our address for service of process in Nevada is at 5348 Vegas Dr., Las Vegas, NV 89108.

EXPERTS
Our financial statements for the period from inception to May 31, 2016, included in this Prospectus have been audited by George Stewart, CPA (PCAOB Registered) as set forth in his report included in this Prospectus. His report is given upon his authority as an expert in accounting and auditing.

LEGAL MATTERS
The Law Offices of Carl A. Generes has provided an opinion on the validity of our common stock. We have retained him solely for the purpose of providing his opinion and for a review of our registration statement.

FINANCIAL STATEMENT
BEMAX INC.
    (A Development Stage Company)
MAY 31, 2016

 GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
        SEATTLE, WASHINGTON 98144
          (206) 328-8554   FAX (206) 328-0383

                         REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report on the Financial Statements of Bemax Inc. as of May 31, 2016 and 2015, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange
Commission.

We also consent to the reference to us under the heading "Experts" in this registration statement.

Very truly yours,
/S/ George Stewart

George Stewart, CPA
November 10, 2016

BEMAX INC.
Balance Sheets
(Stated in U.S.Dollars)

	Year Ended	Year Ended
	May 31, 2016	May 31, 2015

ASSETS

Current Assets
Cash and cash equivalents	$115,738	$58,137
Accounts receivable	372,622	407,722

Total current assets	488,360	465,859

Fixed Assets
Furniture and Equipment	500	500

Total fixed assets	500	500

TOTAL ASSETS	$488,860	$466,360

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Deferred revenue	507,722	507,722
Convertible Loans	207,750	-
Accrued interest on convertible loans	1,845	-
Loan from shareholder and related party	38,236	17,336
Accounts payable	319,795	364,622
Total current liabilities	1,075,348	889,680

STOCKHOLDERS' EQUITY

Common stock, ($0.0001 par value, 500,000,000 shares
authorized; 258,792,500 shares issued and outstanding at
May 31, 2016 and 5,175,000 at May 31, 2015 respectively	25,879	518
Additional paid-in capital	36,876	62,232
Deficit accumulated during development stage	(649,241)	(486,070)
TOTAL STOCKHOLDERS' EQUITY	(586,487)	(423,320)

TOTAL LIABILITITES AND STOCKHOLDERS' EQUITY	$488,861	466,360

Statements of Operations (Stated in U.S.Dollars)

	Year Ended	Year Ended
	May 31, 2016	May 31, 2015

REVENUES
Revenues	538,738	-

TOTAL REVENUES	$538,738	$-

Cost of good sold
Purchases-resale items	629,440	(456,950)

TOTAL COGS	$629,440	$(456,950)

Gross profit	(90,702)

Operating costs	65,967	15,266

General and administrative expenses	6,502	4,864

TOTAL OPERATING COSTS	$72,469	$20,130

NET ORDINARY INCOME (LOSS)	$(163,171)	$(477,081)

BASIC AND DILUTED EARNINGS (LOSS)
PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	258,792,500	5.175,000

BEMAX INC.
Statement of Shareholder Equity
				Deficit
		Common		Accumulated
	Common	Stock	Additional	During
	Stock	Amount	Paid-in Capital	Development Stage	Total

Stock issued for cash at May 31, 2013	-	$-	$-	$-	$-
Net loss May 31, 2013				(502)	(502)
Balance May 31, 2013	-	-	-	(502)	(502)
Common stock issued for cash on May
16, 2014.4,000,000 shares at a par
value of $0.0001 per share	200,000,000	20,000	62,232	-	82,232
Net loss May 31, 2014				(2,000)	(2,000)
Balance May 31, 2014	200,000,000	$20,000	$62,233	$(2,502)	$79,730
Common stock issued for cash between
between October 14 and 24, 2014 at
$0.05 per share	58,750,000	5,875	(25,357)		(19,482)
Net loss May 31, 2015				(483,568)	(483,568)
Balance May 31, 2015	258,750,000	$25,875	$36,876	$(486,070)	$(423,320)
On February 24, 2016, Common stock
was issued for services rendered at
par value of $0.0001 per share	42,500	4	-	-	4.00
Net loss May 31, 2016				(163,171)	(163,171)
Balance May 31, 2016	258,792,500	25,879	36,876	(649,241)	(586,487)

BEMAX INC.
Statements of Cash Flows (Stated in U.S.Dollars)

	Year Ended	Year Ended
	May 31, 2016	May 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(163,171)	$(483,569)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
Loan from shareholder and related party	20,900	14,834
Accounts payable	(44,828)	364,622
Accounts receivable	35,100	(407,722)
Accrued intereston convertible loans	1,845	-
Deferred revenue	-	507,722
Changes in operating assets and liabilities:	(150,154)	93,476

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES		93,476

INVESTING ACTIVITIES
Furniture and equipment	-	(500)
Net cash provided by investing activities	-	(500)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	4	58,750
Loans from convertible promissory notes	207,750	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	207,754	58,750

NET INCREASE IN CASH	57,601	54,137
CASH AT BEGINNING OF PERIOD	58,137	4,000

CASH AT END OF PERIOD	$115,738	$58,137

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash paid during year for :
Interest	$-	$-

Income Taxes	$-	$-

BEMAX INC.
Notes to the Financial Statements
May 31, 2016
______________________________________________________________________________

1.  NATURE OF OPERATIONS
BEMAX INC. ("The Company") was incorporated in the State of Nevada on November 28, 2012 to engage in the business of exporting disposable baby diapers manufactured in the United States and Asia then distributing them to England, East, West, and South Africa. The Company is in the development stage with limited revenues and very limited operating history.
These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and/or issuance of common shares.

2   GOING CONCERN
These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business one year from May 31, 2016. The Company has incurred a loss since inception resulting in an accumulated deficit of $649,241 as of May 31, 2016 and further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans from directors and/or private placement of common stock.

There is no guarantee that the Company will be able to raise any capital through any type of offering.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) and are presented in US dollars. The Company's Year End is May 31.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturity of three months or less to be cash equivalents.
Use of Estimates and Assumptions
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

 BEMAX INC.
Notes to the financial Statements

May 31, 2016
Foreign Currency Translation
The financial statements are presented in United States dollars. In accordance with ASC 830, "Foreign Currency Matters", foreign denominated monetary assets and liabilities are translated into their United States dollar equivalents using foreign exchange rates which prevailed at the balance sheet date. Revenue and expenses are translated at average rates of exchange during the year. Gains or losses resulting from foreign currency transactions are included in results of operations.
Development Stage Company

The Company has elected to adopt application of Accounting Standards Update No. 2014-10,Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; it no longer presents or discloses inception-to-date information and other disclosure requirements of Topic 915.

Impairment of Long-lived Assets

The Company reviews long-lived assets for indicators of impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the review indicates that the carrying amount of the asset may not be recoverable, the potential impairment is measured based on a projected discounted cash flow method using a discount rate that is considered to be commensurate with the risk inherent in the Company's current business model. For purposes of recognition and measurement of an impairment loss, a long-lived asset is grouped with other assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets.

Fair Value of Financial Instrument
The Company's financial instruments consisted of cash, accounts payable, related party advances and convertible notes. Unless otherwise noted, it is management's opinion the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  Because of the short maturity of such assets and liabilities the fair value of these financial instruments approximate their carrying values, unless otherwise noted.
Derivative Instruments

In connection with the sale of debt or equity instruments, the debt or equity instruments may contain embedded derivative instruments, such as embedded derivative features which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The Company's derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur. For bifurcated embedded derivative features that are accounted for as derivative instrument liabilities, the Company estimates fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques. The valuation techniques require assumptions related to the remaining term of the instruments and risk-free rates of return, our current common stock price and expected dividend yield, and the expected volatility of our common stock price over the life of the option. Because of the limited trading history for our common stock, the Company estimates the future volatility of its common stock price based on not only the history of its stock price but also the experience of other entities considered comparable to the Company.

BEMAX INC.
Notes to the financial Statements

May 31, 2016

The Company estimates fair value of derivative instrument liabilities using the Black-Scholes-Merton option-pricing formula ("Black-Scholes model"). This model requires the Company to estimate expected volatility and expected life, which are highly complex and subjective variables. The Company estimates expected term using the safe-harbor provisions of FASB ASC 718. The Company estimated its expected volatility by taking the average volatility determined for a peer group of similar publicly-traded companies.

Income Taxes
The Company follows the accrual method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences).  The effect on the deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  At May 31, 2016, a full deferred tax asset valuation allowance has been provided and no deferred tax asset has been recorded.
Basic and Diluted Net (Loss) per Share
The Company computes net (loss) per share in accordance with ASC 260, "Earnings per Share" which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net (loss) available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have any significant impact on the Company's results of operations, financial position or cash flow.

As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.  RELATED PARTY TRANSACTIONS

The President of the Company provides management fees and office premises to the Company for a fee of $1,500 per month, the right to which the President has agreed to assign to the Company until such a time as the Company closes on an Equity or Debt financing of not less than $750,000. The assigned rights are valued at $1,000 per month for rent and $500 for executive compensation. A total of $9,000 for donated management fees was charged to Shareholder Loan for the year ended May 31, 2016.

As of May 31, 2016, there are loans from the majority shareholder and related party totalling$38,236.These loans were made in order to assist in meeting general and administrative expenses. These advances are unsecured, due on demand and carry no interest or collateral.

BEMAX INC.
Notes to the financial Statements

May 31, 2016

5.  STOCKHOLDER'S EQUITY

On May 16, 2014, the Company authorized the issue of 4,000,000 shares of common stock at a par value of $0.0001 per share, to the President of the Company for total net proceeds of $4,000.

Between October 14 and 24, 2014, the Company authorized and issued 1,175,000 shares of common stock at $0.05 per share to various investors for net proceeds to the Company of $58,750.

On June 5, 2015, the Company decided to increase the authorized amount of common shares that can be issued from 70,000,000 to 500,000,000 with the same par value of $0.0001 per share. The Company also declared a Fifty (50) to One (1) forward stock split effective immediately.

At May 31, 2016, there are 500,000,000 shares of common stock at a par value of $0.0001 per share authorized and 258,792,500 issued and outstanding.

The 50-1 stock split has been shown retroactively.

6. REVENUE RECOGNITION

The Company revenue recognition policy is on a sales-basis method. The Company recognizes and records revenue at the time of sales once payment has been received and disposable baby diapers are delivered to the buyer.

Pre-payment Policy: All sales to our customers will be solely on a pre-payment basis. Once the order is completed and payment is received, we will place an order with the North American supplier of disposable baby diapers and arrange shipping directly to our customers. The process is expected to take three weeks to complete. The pre-payment will be recorded as deferred revenue until the delivery is executed.
7. INCOME TAXES
The Company follows ASC 740. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

BEMAX INC.
Notes to the financial Statements

May 31, 2016
The provision for refundable federal income tax consists of the following for the periods ending:
	May 31, 2016	May 31, 2015
Federal income tax benefit attributed to:
Net operating	649,241	486,070
Value allowance	(649,241)	(480,070)
Net benefit	-	-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:	May 31, 2016	May 31, 2015
Deferred tax attributed:
Net operating loss carryover	220,742	165,264
Less change in valuation allowance	(220,742)	(165,264)
Net deferred tax asset	-
At May 31, 2016, the Company had an unused net operating loss carry-forward approximating $220,742 that is available to offset future taxable income; the loss carry-forward will start to expire in 2034.
NOTE 8 CONVERTIBLE LOANS

On February 16, 2016, the Company issued a Convertible Promissory Note in favor of Crown Bridge Partners, LLC. The principal amount of the loan is $40,000 (forty thousand dollars) with an original issue discount of $4,000 (four thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on February 16, 2017. Crown Bridge Partners LLC. has the option to convert the Note plus accrued interest into common shares of the Company, after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion. The Company has the right to prepay any part of the loan plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 130% interest and 91 days through 180 for a cash payment of the principal plus 150% interest. The Company cannot prepay any amount outstanding after 180 days.

On April 19, 2016, the Company issued a Convertible Promissory Note in favor of Crown Bridge Partners, LLC. The principal amount of the loan is $30,000 (forty thousand dollars) with an original issue discount of $3,500 (three thousand five hundred dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on April 19, 2017. Crown Bridge Partners LLC., has the option to convert the Note plus accrued interest into common shares of the Company, after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion. The Company has the right to prepay any part of the loan plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 130% interest and 91 days through 180 for a cash payment of the principal plus 150% interest. The Company cannot prepay any amount outstanding after 180 days.

BEMAX INC.
Notes to the financial Statements

May 31, 2016

On May 9, 2016, the Company issued a Convertible Redeemable Note in favor of Adar Bays, LLC. The principal amount of the loan is $30,000 (forty thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 9, 2017. Adar Bays LLC. Has the option to convert the Note plus accrued interest into common shares of the Company, at anytime. The conversion rate will be at a discount of 52% of the lowest average price for fifteen days prior to the actual date of conversion. The Company has the right to prepay any part of the loan plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 130% interest and 91 days through 180 for a cash payment of the principal plus 150% interest. The Company cannot prepay any amount outstanding after 180 days.

On May 9, 2016, the Company issued a Convertible Redeemable Note in favor of Eagle Equities, LLC. The principal amount of the loan is $30,000 (thirty thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 9, 2017.Eagle Equities LLC. has the option to convert the Note plus accrued interest into common shares of the Company, at anytime. The conversion rate will be at a discount of 52% of the lowest average price for fifteen days prior to the actual date of conversion. The Company has the right to prepay any part of the loan plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 130% interest and 91 days through 180 for a cash payment of the principal plus 150% interest. The Company cannot prepay any amount outstanding after 180 days.

On May 10, 2016, the Company issued a Convertible Promissory Note in favor of Auctus Fund, LLC. The principal amount of the loan is $77,750 (seventy seven thousand, seven hundred and fifty dollars) with an original issue discount of $6,750 (six thousand, seven hundred and fifty dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 10, 2017.Auctus Fund LLC. has the option to convert the Note plus accrued interest into common shares of the Company, at anytime. The conversion rate will be at a discount of 52% of the lowest average price for ten days prior to the actual date of conversion. The Company has the right to prepay any part of the loan plus accrued interest up to 90 days from the issue date, subject to a cash payment of the principal plus 135% interest and 91 days through 120 for a cash payment of the principal plus 140% interest. From 121 through 150 days, prepaying the principal plus accrued interest plus 145% interest and day 151 through 180 days plus interest of 150%.The Company cannot prepay any amount outstanding after 180 days.

9. SUBSEQUENT EVENTS
The Company has evaluated all events and transactions that occurred after May 31, 2016 up through the date these financial statements were available for issuance. During this period, the Company is reporting the following;
On June 2, 2016, the Company issued a Convertible Promissory Note in favor of JSJ Investments, LLC. The principal amount of the loan is $55,000 (fifty-five thousand dollars) with an original issue discount of $2,500 (two thousand, five hundred dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on June 2, 2017. JSJ Investment has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

On June 14, 2016, the Company issued a Convertible Promissory Note in favor of Black Forest Capital, LLC. The principal amount of the loan is $80,000 (eighty thousand dollars) with an original issue discount of $8,000 (eight thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on June 14, 2017. Black Forest Capital, LLC. has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

BEMAX INC.

25,000,000 SHARES
COMMON STOCK

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (December 31, 2017), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$237.05
Transfer Agent Fees	$0.00
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$10,000.00
Edgar filing fees	$500.00
Total	$13,737.05

All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the Selling Shareholder.  The Selling Shareholder, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Bylaws.

Under the NRS, directors' immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. That is not the case with our articles of incorporation.  Except from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the directors has a material conflict of interest;
(2)	a violation of criminal law (unless the directors had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the directors derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will advance all expenses incurred to our directors, officers, employees and agents to the extent permitted by law, our Articles or our Bylaws, and shall indemnify and advance litigation expenses to our directors, officers, employees and agents to the extent required by law, the Articles or our Bylaws.  Our obligations of indemnification, if any, shall be conditioned on our receiving of prompt notice of the claim and the opportunity to settle and defend the claim.  We may, to the extent permitted by law, purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of ours.

Recent Sales of Unregistered Securities

On April 19, 2016, the Company issued a Convertible Promissory Note in favor of Crown Bridge Partners, LLC. The principal amount of the loan is $30,000 (forty thousand dollars) with an original issue discount of $3,500 (three thousand five hundred dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on April 19, 2017. Crown Bridge Partners LLC., has the option to convert the Note plus accrued interest into common shares of the Company, after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

On May 9, 2016, the Company issued a Convertible Redeemable Note in favor of Adar Bays, LLC. The principal amount of the loan is $30,000 (forty thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 9, 2017.Adar Bays, LLC. Has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for fifteen days prior to the actual date of conversion.

On May 9, 2016, the Company issued a Convertible Redeemable Note in favor of Eagle Equities, LLC. The principal amount of the loan is $30,000 (forty thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 9, 2017.Eagle Equities LLC. has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for fifteen days prior to the actual date of conversion.

On May 10, 2016, the Company issued a Convertible Promissory Note in favor of Auctus Fund, LLC. The principal amount of the loan is $77,750 (seventy seven thousand, seven hundred and fifty dollars) with an original issue discount of $6,750 (six thousand, seven hundred and fifty dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on May 10, 2017.Auctus Fund LLC. has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

On June 2, 2016, the Company issued a Convertible Promissory Note in favor of JSJ Investments, LLC. The principal amount of the loan is $55,000 (fifty-five thousand dollars) with an original issue discount of $2,500 (two thousand, five hundred dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on June 2, 2017. JSJ Investment has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

On June 14, 2016, the Company issued a Convertible Promissory Note in favor of Black Forest Capital, LLC. The principal amount of the loan is $80,000 (eighty thousand dollars) with an original issue discount of $8,000 (eight thousand dollars) and carries an interest rate of 8% per annum. It becomes due and payable with accrued interest on June 14, 2017. Black Forest Capital, LLC. has the option to convert the Note plus accrued interest into common shares of the Company after 180 days. The conversion rate will be at a discount of 48% of the lowest average price for ten days prior to the actual date of conversion.

EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation
3.2	By-Laws
5.1	Legal Opinion of Law Office of Carl A Generes., with consent to use

10.1	Equity Purchase Agreement with Kodiak Capital Group, LLC dated November 9, 2016
10.2	Registration Rights Agreement with Kodiak Capital Group, LLC dated November 9, 2016
10.3	Convertible Note Agreement with Crown Bridge Partners, LLC dated February 16, 2016
10.4	Convertible Note Agreement with Crown Bridge Partners, LLC dated April 19, 2016
10.5	Convertible Note Agreement with Adar Bay, LLC dated May 9, 2016
10.6	Convertible Note Agreement with Eagle Equities, LLC dated May 9, 2016
10.7	Convertible Note Agreement with Auctus Fund, LLC dated May 10, 2016
10.8	Convertible Note Agreement with JSJ Capital dated June 2, 2016
10.9	Convertible Note Agreement with Black Forest, LLC dated June 14, 2016
23.1	Consent of George Stewart, CPA

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the forgoing, any increase or decrease in Volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b)if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the

Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted our director, officer, or other controlling person in connection with the securities registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the final adjudication of such issue.

5.
Each prospectus filed pursuant to Rule 424(b) as part of a Registration statement relating to an offering, other than registration statements relying on Rule 430(B) or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided; however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by referenced into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Georgia, on the 17th day of November, 2016.

Bemax Inc.
By:  /s/ Taiwo Aimasiko
President, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ Taiwo Aimasiko	President, Chief Executive	November 16, 2016
Taiwo Aimasiko	and Director

/s/ Taiwo Aimasiko	Secretary, Treasurer, Principal	November 16, 2016
Taiwo Aimasiko	Accounting Officer, Principal Financial Officer and Director
/s/ Taiwo Aimasiko	Director	November 16, 2016
Taiwo Aimasiko